SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                              ####


[LightLines Special Edition, for Friday, June 28, 1996, distribution]

                      MAXIM ENERGIES, INC.,
               CHOSEN AS NAME FOR COMBINED COMPANY

KCPL and UtiliCorp have chosen Maxim Energies as the name for the new company to be created by their proposed merger.

     "We wanted a name that clearly conveys our commitment to delivering the highest levels of value and service, as well as our leadership role in redefining our industry in the newly competitive energy marketplace," UCU Chairman Rick Green said. "We believe Maxim Energies captures that commitment, as well as our vision to be a vigorous participant in the global energy marketplace."

     "Maxim Energies is a new company for the new era in energy,"
KCPL President Drue Jennings added. "The name signifies both scale and scope, and sets a high standard of achievement through maximum effort, commitment and innovation."

     While "Maxim" denotes the scale and scope of the new company, "Energies" represents the company's broad range of electric, gas and energy-related products and services in both regulated and unregulated energy businesses. It also captures the energies of employees from both companies working together to provide comprehensive and innovative energy solutions.

     In fact, the name itself was one of hundreds suggested this spring by KCPL and UCU employees.

     Watch the Merger Report and LightLines for additional information about how the name will appear graphically and the timing for implementation.

Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

The participants in this solicitation include Kansas City Power & Light Company ("KCPL") and the following directors of KCPL:
David L. Bodde, William H. Clark, Robert J. Dineen, Arthur J. Doyle, W. Thomas Grant II, A. Drue Jennings, George E. Nettels, Jr., Linda Hood Talbott and Robert H. West. KCPL's employee participants include A. Drue Jennings (Chairman of the Board, Chief Executive Officer and President), Marcus Jackson (Senior Vice President - Power Supply), J. Turner White (Senior Vice President - Retail Services), John DeStefano (Senior Vice President - Finance, Treasurer and Chief Financial Officer), Jeanie S. Latz (Senior Vice President - Corporate Services, Corporate Secretary and Chief Legal Officer), Mark Sholander (General Counsel), Frank Branca (Vice President - Wholesale and Transmission Services), Steve W. Cattron (Vice President - Marketing and Regulatory Affairs), Charles R. Cole (Vice President - Customer Services and Purchasing), Doug M. Morgan (Vice President - Information Technology), Richard A. Spring (Vice President - Production), Bailus M. Tate, Jr. (Vice President - Human Resources) and Neil Roadman (Controller). KCPL will enter into an employment agreement with Mr. Jennings which will become effective at the effective time (the "Effective Time") of the mergers (the "Mergers") contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of January 19, 1996, as amended and restated on May 20, 1996, by and among KCPL, KC Merger Sub Inc., UtiliCorp United Inc. ("UtiliCorp") and KC United Corp. Under severance arrangements entered into by KCPL and certain of its executive officers, certain payments may become payable in connection with the Mergers with respect to Mr. Jennings and such officers of KCPL. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, during the period commencing at the Effective Time and continuing for not less than six years thereafter, KCPL shall, to the fullest extent not prohibited by applicable law, have certain indemnification obligations to the participants with respect to matters arising at or prior to the Effective Time in connection with the transactions contemplated by the Mergers. At the Effective Time, the size of KCPL's Board of Directors will increase from 9 to 18 directors and all of the then present directors of KCPL, including, it is expected, Mr. Jennings, will remain on the KCPL Board. Additional employees who may be participants: David Myers, Andrea Bielsker, Carol Sullivan-Myers, Sally Barber, Patti Tribble, Colleen Conroy, Teresa Cook, Sue Johnson-Kimbel, Randy Hamann, Julie Winningham, Bill Bailey, Becky Peck, Leslie Boatright, Pam Levetzow, Susan Cunningham and Phyllis Desbien. No participant individually owns more than 1% of the outstanding shares of KCPL's common stock or more than 1% of the outstanding shares of UtiliCorp's common stock.